Aquilex Holdings LLC	Exhibit 99.1
Press release dated September 24, 2010 announcing the closing of an exchange offer

AQUILEX HOLDINGS LLC ANNOUNCES CLOSING OF EXCHANGE OFFER

Atlanta, September 24, 2010 – Aquilex Holdings LLC (“Aquilex”) announced today that it has closed an exchange offer, whereby it has exchanged $224.0 million aggregate principal amount of 11.125% Senior Notes due 2016 (CUSIP No. 03841X AB0), which have been registered under the Securities Act of 1933, as amended, for an equal principal amount of its outstanding 11.125% Senior Notes due 2016 (CUSIP Nos. 03841X AA2 and U0388A AA4), upon the terms and subject to the conditions set forth in the prospectus, dated August 19, 2010, and the related letter of transmittal, including any amendments or supplements thereto.

A registration statement relating to the exchange offer was filed with and declared effective by the Securities and Exchange Commission. This press release is not an offer to sell or a solicitation of an offer to buy any security. The offer to exchange was made solely by means of a prospectus.

About Aquilex Holdings LLC

Aquilex Holdings LLC is the parent company of Aquilex Corporation, a leading global provider of critical maintenance, repair and industrial cleaning solutions to the energy industry. Through our divisional and branch offices in the Unites States and Europe, we provide our services to a diverse global base of over 540 customers, primarily in the oil and gas refining, chemical and petrochemical production, fossil and nuclear power generation and waste-to-energy industries.

Investor Relations Contact: Jay W. Ferguson, Chief Financial Officer (404) 869-5221.